UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2009

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On February 26, 2009, Morris Publishing Group, LLC (“Morris Publishing”), as borrower, entered into Waiver No. 3 (the "Waiver"), with JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement dated as of December 14, 2005 (as amended by Amendment No.1 thereto, Amendment No. 2 and Waiver thereto,  Amendment No. 3 thereto, and Amendment No. 4 and Waiver No. 2 ("Waiver No. 2") thereto, and as otherwise modified and supplemented and in effect immediately prior to the effectiveness of Waiver No. 3, the “Credit Agreement”) between Morris Publishing, Morris Communications Company, LLC (“Morris Communications”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. Additional parties to the Waiver include the subsidiary guarantors of Morris Publishing, Morris Communications, MPG Newspaper Holding, LLC ("MPG Holding"), the parent of Morris Publishing, Shivers Trading & Operating Company, the parent of MPG Holding, and Morris Communications Holding Company, LLC, the parent of Morris Communications. The lenders party to the Credit Agreement are JPMorgan Chase Bank, N.A., The Bank of New York, SunTrust Bank, Wachovia Bank, N.A., Bank of America, N.A., General Electric Capital Corporation, Allied Irish Banks, P.L.C., RBS Citizens, N.A., Comerica Bank, US Bank, National Association, First Tennessee Bank, National Association, Webster Bank, National Association, Keybank National Association, Sumitomo Mitsui Banking Corporation, and Mizuho Corporate Bank, Ltd.

The Credit Agreement includes an event of default if Morris Publishing defaults in the payment when due of any principal or interest due on any other indebtedness having an aggregate principal amount of $5 million or more (such as Morris Publishing’s $278,478,000 of 7% Senior Subordinated Notes due 2013 (the “Notes”)). Waiver No. 2 waived until March 3, 2009 any default that would arise from Morris Publishing's failure to pay the $9,746,730 interest payment due February 1, 2009 on the Notes. Waiver No. 3 extends this waiver until 5:00 p.m. New York City time on April 6, 2009, however, the Waiver will terminate earlier if the Forbearance Agreement (described below) is terminated prior to such time.

Amendment No. 4 and Waiver No. 2 also required Morris Publishing Group and its subsidiaries, by March 2, 2009, to enter into control agreements in favor of the lenders to perfect the security interest of the lenders in all deposit accounts, except for deposit accounts aggregating less than $500,000 for Morris Publishing, Morris Communications and their subsidiaries. Waiver No. 3 waives any default that may arise from the failure to perform this obligation until 5:00 p.m. New York City time on April 6, 2009.

Also on February 26, 2009, Morris Publishing and Morris Publishing Finance Co., as issuers, and all other subsidiaries of Morris Publishing, as subsidiary guarantors, entered into a forbearance agreement (the "Forbearance Agreement") with respect to the indenture relating to the Notes (the "Indenture") between the issuers, the subsidiary guarantors and US Bank Trust, N.A. (as successor to Wachovia Bank, N.A.), as Indenture Trustee, dated as of August 7, 2003. Morris Publishing has failed to pay the $9,746,730 interest payment due February 1, 2009 on the Notes (the “Payment Default”). Pursuant to the Forbearance Agreement, the holders, their investment advisors or managers (the “Holders”) of over $226,000,000 of outstanding principal amount of the Notes (over 80% of the outstanding Notes), agreed not to take any action during the forbearance period (“Forbearance Period”) as a result of the Payment Default to enforce any of the rights and remedies available to the Holders or the Indenture Trustee under the Indenture or the Notes, including any action to accelerate, or join in any request for acceleration of, the Notes. The Holders also agreed to request that the Indenture Trustee not take any such remedial action with respect to the Payment Default, including any action to accelerate the Notes during the Forbearance Period. For this purpose, the "Forbearance Period" generally means the period ending at 5:00 p.m. EDT on April 6, 2009, but could be terminated earlier for various reasons set forth in the Forbearance Agreement including if the lenders under the Credit Agreement accelerate the maturity of the obligations under the Credit Agreement, if the Waiver is terminated, upon the occurrence of any other default under the Indenture, or if Morris Publishing files for bankruptcy protection or breaches its covenants under the Forbearance Agreement.

Under the Forbearance Agreement, Morris Publishing and its subsidiaries agreed to provide the Holders' legal and financial advisors reasonable access to their officers, advisors, facilities and books and records, and otherwise reasonably cooperate in connection with the advisors’ due diligence (subject to confidentiality agreements) in connection with a potential restructuring transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer